Exhibit 99.1

Press Release

10200 South De Anza Boulevard, Cupertino, California 95014 USA www.portal.com
Tel: +1 408.572.2000

Portal Software Provides Preliminary, Unaudited Fourth Quarter and

Fiscal 2005 Results

CUPERTINO, June 30, 2005 - Portal Software, Inc. (PRSF.PK), the premier global provider of billing and Revenue Management solutions for the global communications and media markets, today provided preliminary, unaudited financial results for the fourth quarter and full fiscal year 2005 ended January 28, 2005 and scheduled a conference call for Wednesday, July 6, 2005 at 5 p.m. Eastern. The financial results released today are subject to change, pending completion of the fourth quarter close process and audit.

“We continue our efforts to strengthen relationships with our most strategic customers and to maximize the benefits of the organizational changes we made last fall,” said Dave Labuda, Portal’s chief executive officer. “We are encouraged by the sequential increase in Q4 bookings and see it as an indication of continued support for Portal’s technology and value proposition.”

Selected Fiscal 2005 Fourth Quarter Preliminary Unaudited Financial Results

•	Q4’05 Bookings were $39.7 million compared to bookings of $28.8 million for the same period last year, and $32.3 million for the third quarter of fiscal 2005;

•	Deferred revenue at January 28, 2005 was $44.7 million, compared to $37.9 million in the third quarter of fiscal 2005;

•	Revenue of $27.3 million declined 25%, from $36.1 million for the same period last year and down $0.4 million from the third quarter of fiscal 2005;

•	Cash and investments at January 28, 2005 were $59.7 million (including $14.5 million in restricted cash and investments), down from $71.2 million at the end of the third quarter of fiscal 2005;

•	GAAP net loss was $27.4 million, or $0.64 per diluted share, which includes facilities related restructuring costs of $11.6 million or $0.27 per diluted share. This compares to a GAAP net income of $11.6 million or $0.26 per share for the same period last year which included a stock compensation benefit of $19.2 million, or $0.43 per diluted share.

Selected Fiscal 2005 Annual Preliminary Unaudited Financial Results

•	Bookings of $149.7 million improved $22.2 million compared to bookings of $127.5 million for the previous year;

•	Revenue of $104.7 million was down 17.4% from $126.8 million for the previous year;

•	Cash and investments at January 28, 2005 were $59.7 million (including $14.5 million in restricted cash and investments), down from $98.6 million (including $13.2 million in restricted cash and investments) at the end of the previous fiscal year;

•	GAAP net loss was $75.4 million, or $1.77 per diluted share, which includes restructuring costs, stock compensation benefits and amortization of purchased development technology of $5.4 million or $0.13 per share, compared to a GAAP net loss of $40.2 million, or $1.05 per diluted share, which includes stock compensation expense and amortization of purchased development technology of $17.4 million or $0.45, in the prior year.

SEC Filing Update

As previously announced in its Form 8-K filed on March 9, 2005, Portal indicated that based on the extensive time required to file its third quarter Form 10-Q, it did not expect to file its Form 10-K within the time period required as significant work remained to complete the financial close process as well as the assessment of its internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Portal will continue to make every effort to file its Form 10-K for fiscal year 2005, as well as its Forms 10-Q for the first and second quarters of fiscal year 2006, according to the schedule below. Upon doing so, the Company intends to immediately seek re-listing on the NASDAQ National Market as soon as it can satisfy the National Market’s listing standards. There can be no assurance, however, that the Company will be successful in obtaining re-listing with NASDAQ.

•	For the fiscal year ended January 28, 2005, by August 31, 2005.

•	For the first quarter ended April 29, 2005, by September 30, 2005.

•	For the second quarter ending July 29, 2005, by October 31, 2005.

Material Weaknesses in Internal Controls

As previously disclosed in Portal’s Form 10-Q for the quarter ended October 29, 2004, at the end of the Company’s fiscal year ended January 28, 2005 and as of the date of this press release, the Company has identified multiple, unremediated material weaknesses in its internal control over financial reporting (the Company’s “internal controls”). Investors should refer to the Company’s Form 10-Q, which was filed with the Securities and Exchange Commission on April 25, 2005, for further detail as to the nature of these material weaknesses and control deficiencies.

Subsequent to the filing of the Form 10-Q for the quarter ended October 29, 2004, the Company identified a potential material weakness relating to the lack of adequate controls pertaining to corporate structure, transactions and management of payroll related taxes in foreign countries. The Company has also identified an additional material weakness involving the lack of adequate technical expertise relating to revenue recognition among its finance and accounting personnel, including the inability to gather data and identify issues in a timely manner, as well as a failure to update the internal revenue recognition policy to reflect changes in the Company’s business. This material weakness has contributed to the delays in the Company’s filing of its periodic reports and increases the risk that revenue transactions will not be accounted for appropriately. As part of its Section 404 assessment, the Company has identified additional deficiencies in the processing of revenue transactions and is currently evaluating the level of these deficiencies to see if, either individually or in the aggregate, they result in an additional material weakness. Portal has been and continues to work diligently to remediate these material weaknesses and is committed to fixing the deficiencies in the Company’s internal controls.

Conference Call Information

Portal will discuss its fourth quarter and fiscal 2005 year end results and other financial and business information in a conference call and audio web cast on Wednesday, July 6, 2005 at 5:00 p.m. Eastern (2:00 p.m. Pacific).

To access Portal’s investor call, please dial one of the following numbers at 4:50 p.m. Eastern (1:50 p.m. Pacific) on July 6, 2005: (800) 706-3415 (inside the U.S.) or (706) 634-1314 (outside of the U.S.). A telereplay will be available until July 13, 2005 by calling (800) 642-1687 (inside the US) or (706) 645-9291 (outside the US). The telereplay passcode is 7503813. Additionally, an archive of the webcast will be available for one year. To listen to the archived webcast use the following URL: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64835&event

ID=1091413

This press release and full Company balance sheet and consolidated operations details will be filed as an exhibit to a current report on Form 8-K and will be posted on Portal’s web site prior to the conference call described above. For a copy of this press release and the Company balance sheet and consolidated operations details, please visit Portal’s Investor Relations site at www.portal.com/about_portal/investor_relations.

About Portal Software, Inc.

Portal Software is the premier global provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems. Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Forward Looking Statements

Statements in this release concerning Portal Software, Inc.’s preliminary, unaudited financial results for the fourth quarter and fiscal year of 2005 are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following:

Our auditors have not completed their review of these preliminary results or their audit of our fiscal year 2005 results. Consequently, our Audit Committee has not had an opportunity to complete its review of the preliminary financial results contained herein. Our auditors and/or Audit Committee may not agree with the conclusions our management has reached. In addition, management has not completed its work with respect to its report on our internal controls over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002. During the course of completing these respective reviews and audit, we may determine that we need to revise the preliminary results reported herein or restate the results reported for previous periods. The material weaknesses in our internal controls significantly increase the risk that the preliminary financial results reported herein, as well as our previously issued financial results, may need to change. For instance, we may discover errors in determining these results or additional information which has a material impact upon them.

Our management is reviewing two matters, which could result in assessments that would have a material impact on the Company’s financial results reported herein. In particular, the Company is currently reviewing its income tax reporting processes to ensure compliance with applicable foreign corporate income tax requirements. This review could result in expense accruals that would have a material impact on the Company’s financial results reported herein, the probability and extent of which cannot currently be estimated. However, the range of potential cost impacts of these charges is up to $3.6 million or up to $0.08 cents per share.

The Company is also currently reviewing its foreign corporate employment structure to ensure compliance with applicable regulatory, payroll and corporate tax requirements. This review could result in expense accruals that would have a material impact on the Company’s financial results reported herein, the extent of which can not currently be estimated. However, the range of these potential charges is up to $2.5 million or up to $0.06 cents per share.

Significant consequences could result from one or more of these general or specific events occurring, particularly if they result in a material impact to our financial results. We may be unable to meet the previously announced timeline for filing our Form 10-K for fiscal year 2005 and our Forms 10-Q for the first two quarters of fiscal year 2006. In addition, we may incur additional costs, experience delays or the loss of new and existing business, as well as management distraction, private litigation, regulatory inquiries or enforcement action, and employee attrition. These consequences, if they materialize, would have a material adverse impact on our business and operations. Other factors which could cause actual results to differ from those discussed in this press release are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 30, 2004 and our subsequent quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Copyright 1999-2005. PORTAL, the PORTAL LOGO, INFRANET, INFRANET CABLE, INFRANET DNA, INFRANET IPT, INFRANET WIRELESS, INFRANET WIRELINE, INTERCONNECT, INTEGRATE, RETURN ON INNOVATION, TELCOONE, REAL TIME– NO LIMITS, CONTENT CONNECTOR and BILLINGAGILITY are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries.

Contacts:

Investor Relations

408-572-2345, investor_relations@portal.com

Amy Cozamanis, Financial Relations Board

310-854-8314

acozamanis@financialrelationsboard.com

Media:

Kevin Payne, Portal

408-572-3614, kpayne@portal.com

Josh Aroner, Zeno Group

415-369-8107, josh.aroner@zenogroup.com